UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Eastern Virginia Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

March 20, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on Thursday, April 20, 2006 at 4:00 p.m. at the Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia.

At the Annual Meeting, you will be asked to elect ten (10) directors for terms of one year. Enclosed with this letter is a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will accept our invitation to join us for a reception and opportunity to meet your EVB management team immediately following the Annual Meeting.

Sincerely,

/s/ Joe A. Shearin
Joe A. Shearin President and Chief Executive Officer

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Eastern Virginia Bankshares, Inc. (the “Company”) will be held on Thursday, April 20, 2006, at 4:00 p.m. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia, for the following purposes:

1.	To elect ten (10) directors to serve for terms of one year each expiring at the 2007 annual meeting of shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of shares of Common Stock of record at the close of business on March 8, 2006, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

/s/ Stacy Carlson
Stacy Carlson Corporate Secretary

March 20, 2006

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage paid envelope whether or not you plan to attend the Annual Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

PROXY STATEMENT

2006 ANNUAL MEETING OF SHAREHOLDERS

April 20, 2006

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Eastern Virginia Bankshares, Inc. (the “Company”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 20, 2006, at 4:00 p.m. at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia and any duly reconvened meeting after adjournment thereof.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about March 20, 2006, to all shareholders entitled to vote at the Annual Meeting.

Voting Rights of Shareholders

On March 8, 2006, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 4,909,874 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Only shareholders of record at the close of business on March 8, 2006 are entitled to notice and to vote at the Annual Meeting or any adjournment thereof.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes on a particular matter will be disregarded and will not affect the outcome on that matter.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

Solicitation of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Ten directors will be elected at the Annual Meeting. The individuals listed below are nominated by the Nominating Committee of the Board of Directors for election at the Annual Meeting. Joe A. Shearin, the President and Chief Executive Officer of the Company, is a nominee as provided in his employment agreement with the Company.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the ten nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age and business experience in the past five years and the year each individual was first elected to the Board of Directors.

Nominees for Election Whose Terms Expire in 2007

Name (Age) of Director	Date First Elected	Principal Occupation During Past 5 Years
W. Rand Cook Age 52	1997	Attorney with McCaul, Martin, Evans & Cook, P.C. in Mechanicsville, Virginia. Chairman of the Board of the Company since 2001 and a Director of Hanover Bank from 2000 through 2002.

F. L. Garrett, III Age 66	1997	Realtor in Essex County, Virginia. Vice Chairman of the Board of the Company since 1997 and Chairman of the Board of Southside Bank since 1997 and a Director of Southside since 1982.

Ira C. Harris, Ph.D. Age 45	2004	Operator of Store-Tel Storage in Tappahannock, Virginia and member of the faculty of the McIntire School of Commerce at the University of Virginia since 2003. Assistant Professor at the University of Notre Dame from 1998 through 2003. CPA not in practice.

F. Warren Haynie, Jr. Age 67	1997	Attorney at Law, Lottsburg, Virginia and a Director of Bank of Northumberland from 1987 through 2002.

William L. Lewis Age 55	1997	Attorney with William L. Lewis, P.C. in Tappahannock, Virginia and a Director of Southside Bank from 1989 through 2002.

Charles R. Revere Age 67	2002	President of Revere Gas and Appliance and a Director of Southside Bank from 1988 through 2002.

Joe A. Shearin Age 49	2003	President and Chief Executive Officer of the Company since 2002, and President and Chief Executive Officer of Southside Bank since 2001. Previously, he was Senior Vice President/ City Executive for BB&T and Executive Vice President of First Federal Savings Bank before joining BB&T.

Howard R. Straughan, Jr. Age 76	2001	Retired banker, and a Director of Bank of Northumberland since 1994.

Leslie E. Taylor Age 57	2000	CPA with Leslie E. Taylor, CPA, PC, Tappahannock, Virginia and a Director of Southside Bank from 1989 through 2002.

Jay T. Thompson, III Age 49	2000	Owner of Mechanicsville Drug Store, Mechanicsville, Virginia and Chairman of Hanover Bank since 2000.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors and its Committees

There were 14 meetings of the Board of Directors in 2005. Each director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2005.

The Board of Directors has, among others, a standing Executive Committee, Audit/Risk Management Committee, Compensation Committee and Nominating Committee.

Executive Committee. The Executive Committee acts for the Board of Directors when the Board is not in session, and consists of W. Rand Cook, F. Warren Haynie, William L. Lewis, and Charles R. Revere. The Executive Committee met 10 times during the year ended December 31, 2005.

Audit/Risk Management Committee. The Audit/Risk Management Committee acts for the Board to recommend the selection of an independent registered public accounting firm and the internal auditors, to approve the scope of the independent and internal auditors’ audits, to review the reports of examination by both independent and internal auditors and regulatory agencies, and to issue periodic reports to the Board of Directors. The Audit Committee consists entirely of directors who meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards and the Securities and Exchange Commission (the “SEC”). The Audit Committee is composed of Chairman Leslie E. Taylor, CPA, Ira C. Harris, Ph.D., F. Warren Haynie, Jr., Charles R. Revere, and Howard R. Straughan, Jr. Audit Committee Chairman Leslie E. Taylor, CPA fulfills the applicable standard as an independent audit committee financial expert. The Audit Committee operates under a Charter adopted by the Board. The Audit Committee met 12 times during 2005. For additional information, see “Audit Committee Report” below.

Compensation Committee. The Compensation Committee consists of five independent directors - Howard R. Straughan, Jr., F. L. Garrett, III, Ira C. Harris, Ph.D., Charles R. Revere and Jay T. Thompson. This committee, chaired by Howard R. Straughan, recommends the compensation to be paid to the executive officers of the Company and administers all incentive and stock plans to the benefit of such officers and directors eligible to participate in such plans. The Committee met four times in 2005. For additional information, see “Report on Executive Compensation” below.

Nominating Committee. The Nominating Committee consists of four independent directors - William L. Lewis, F. L. Garrett, III, Leslie E. Taylor, CPA and Jay T. Thompson. The Nominating Committee, chaired by William L. Lewis, operates under a Charter, adopted by the Board. The Nominating Committee Charter is available to any shareholder upon request to the Corporate Secretary at the Headquarters of Eastern Virginia Bankshares at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org.

The purpose of the Nominating Committee is to identify, evaluate and recommend candidates for membership on the board of directors, to ensure an appropriate structure and process for management succession and to establish and assure the effectiveness of the governance principles of the board and the company. The committee considers, at a minimum, the following qualifications in recommending to the board potential new directors, or the continued service of existing directors:

•	personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

•	broad policy-making level training and experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;

•	expertise that is useful to the company and complementary to the background and experience of other directors;

•	willingness to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the board and its committees;

•	commitment to serve on the board over a period of several years to develop knowledge about the company’s principal operations; and

•	willingness to represent the best interests of all shareholders and objectively appraise management performance.

The Nominating Committee will consider shareholder recommendations for candidates to serve on the board of directors. Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee by providing timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form the nominee will not be considered by the committee. To be timely for the 2007 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals for 2007 Annual Meeting of Shareholders” below. To be in proper form, the notice must include the nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 2.5, of the Company’s bylaws, a copy of which may be provided, without charge, to any shareholder upon written request to the Secretary of the company, whose address is Eastern Virginia Bankshares, Inc., P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. No candidate can be nominated who fails to meet all State and Federal banking regulatory requirements.

The Nominating Committee must submit a report and make recommendations to the Board. No fee-based services of third parties are utilized in the evaluation process. The Nominating Committee met once in 2005.

Independence of the Directors

The Board of Directors has determined that the following nine individuals of its ten members are independent as defined by NASDAQ listing standards: W. Rand Cook, F. L. Garrett, III, Ira C. Harris, F. Warren Haynie, Jr., William L. Lewis, Charles R. Revere, Howard R. Straughan, Jr., Leslie E. Taylor and Jay T. Thompson, III. In reaching this conclusion, the Board considered that the Company and its subsidiary banks conduct business with companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Executive Sessions

Non-employee directors meet periodically outside of regularly scheduled Board meetings. The Company has scheduled 12 formal executive sessions that include only independent directors for 2006. W. Rand Cook serves as chairman for executive sessions.

Code of Ethics

The Board of Directors has approved a Code of Ethics for all directors, officers and staff of the Company and its subsidiaries. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities. The Code of Ethics is available on the Company’s web page at www.evb.org.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the directors attended the 2005 annual meeting.

Communications with Directors

Any director may be contacted by writing to him c/o Eastern Virginia Bankshares, P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

As compensation for his service to the Company, each member of the Board of Directors receives $500 for each Board meeting attended and $300 for each committee meeting attended, plus an annual retainer of 500 shares of Common Stock. The Chairman of the Board receives an additional $1,000 per month retainer. In addition to the meeting fees, Audit/Risk Management Committee members receive a flat monthly fee of $200 and the Chairman of that Committee receives a flat monthly fee of $300. Board members who are also officers do not receive any additional compensation above their regular salary for attending board and committee meetings. In 2005, directors received $126,000 in the aggregate as compensation for their services as directors plus 4,500 shares of Common Stock. Directors do not receive additional compensation for executive sessions held as part of each board meeting.

OWNERSHIP OF STOCK

Security Ownership of Management

The following table sets forth, as of March 1, 2006, certain information with respect to the beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, all of whom are also director nominees, by each of the current executive officers named in the “Summary Compensation Table” below and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Beneficial Ownership	Percent of Class (%)
W. Rand Cook	5,085	*
F. L. Garrett, III	24,720	*
Ira C. Harris	1,431	*
F. Warren Haynie, Jr	6,430	*
William L. Lewis	19,835	*
Charles R. Revere	4,237	*
Joe A. Shearin	5,590	*
Howard R. Straughan, Jr.	94,134	1.92%
Leslie E. Taylor	3,207	*
Jay T. Thompson, III	16,314	*
Ronald L. Blevins	2,882	*
Joseph H. James	140	*
William E. Martin, Jr.	1,423	*
Lewis R. Reynolds	18,579	*
All present executive officers and directors as a group (15) persons	204,450	4.16%

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

Security Ownership of Certain Beneficial Owners

As of March 8, 2006, to the Company’s knowledge, no person beneficially owns more than five percent of the outstanding shares of the Company’s Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during fiscal year 2005, all filing requirements applicable to its officers and directors were satisfied.

EXECUTIVE COMPENSATION

Executive Compensation

The following table shows, for the fiscal years ended December 31, 2005, 2004, and 2003, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served:

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation
Name and Position	Year	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options (2)	All Other Compensation (3)
Joe A. Shearin	2005	$248,455	$28,906	$—	4,862	$9,145
President and Chief Executive	2004	232,524	65,997	—	4,000	6,502
Officer of the Company and of Southside Bank	2003	206,873	69,150	—	3,165	4,200
Lewis R. Reynolds	2005	$150,258	$15,000	$—	3,000	$5,477
Senior Vice President of the	2004	148,267	32,297	—	3,000	5,140
Company and President of Bank of Northumberland	2003	118,925	23,625	—	2,000	2,363
Joseph H. James	2005	$124,924	$12,500	$—	3,000	$4,575
Senior Vice President and	2004	115,100	27,593	—	2,000	4,306
Chief Operations Officer of the Company	2003	105,689	28,248	—	1,300	2,118
Ronald L. Blevins	2005	$113,021	$8,904	$—	3,000	$3,647
Senior Vice President and	2004	105,455	22,750	—	2,000	4,007
Chief Financial Officer of the Company	2003	97,936	26,282	—	1,300	1,967
William E. Martin, Jr.	2005	$114,838	$11,500	$—	3,000	$3,774
Senior Vice President of the	2004	113,595	10,944	—	2,000	3,750
Company and President of Hanover Bank	2003	101,678	10,350	—	2,000	2,119

(1)	The amount of compensation in the form of perquisites or other personal benefits did not exceed the lesser of $50,000 or 10% of the total salary and bonus reported each year.

(2)	Year 2005 options were granted at an exercise price of $20.565 per share.

(3)	Amounts presented represent matching contributions by the Company to the executive officers’ accounts in the Company’s 401 (k) plan.

Stock Options

The Company’s 2003 Stock Incentive Plan provides for the granting of both incentive and non-qualified stock options to executive officers, key employees and directors of the Company and its subsidiaries.

No restricted stock awards have been granted to executives or employees of the Company. The following table provides certain information concerning stock options granted during 2005 to the named executive officers.

Option Grants in 2005

Name	Number of Shares Underlying Options Granted (1)	Percent of Total Options Granted to Employees in 2005	Exercise Price per Share	Expiration Date
					Potential Realizable Value (2)

					5%	10%
Joe A. Shearin	4,862	8.91%	$20.565	7/1/2015	$62,881	$159,354
Lewis R. Reynolds	3,000	5.02%	20.565	7/1/2015	38,800	98,326
Joseph H. James	3,000	5.02%	20.565	7/1/2015	38,880	98,326
Ronald L. Blevins	3,000	5.02%	20.565	7/1/2015	38,880	98,326
William E. Martin, Jr.	3,000	5.02%	20.565	7/1/2015	38,880	98,326

(1)	Vesting is as follows: 100% on July 1, 2009.

(2)	Potential realizable value at the assumed annual rates of stock price appreciation indicated, based on actual option term (10 Years) and annual compounding, less cost of shares at exercise price.

The following table shows certain information with respect to the value of unexercised options at year-end 2005 for the named executive officers. The named executive officers did not exercise any options during 2005.

2005 Year-End Option Values

	Number of Shares Unexercised Underlying Options December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Joe A. Shearin	—	14,022	$—	$19,488
Lewis R. Reynolds	—	9,800	—	15,720
Joseph H. James	—	7,400	—	10,695
Ronald L. Blevins	—	7,400	—	10,695
William E. Martin, Jr.	—	9,800	—	15,720

(1)	Calculated by subtracting the exercise price from the fair market value of the stock at December 31, 2005.

Employee Benefit Plans

The Company has a defined-benefit pension plan provided through the Virginia Bankers Association Insurance Trust. Benefits are based on an employee’s salary at the time of retirement, normally at age 65. All active, full-time employees of the Company and its subsidiaries are eligible to participate in the plan at age 21 with one year of service. Employees do not contribute to the plan, and a participant becomes 100% vested upon completion of five years of service. Employees of Hanover Bank and EVB Investments, Inc. became eligible to participate in the Plan as of October 1, 2003. Directors who are full-time employees are eligible for participation.

The estimated annual benefits payable upon retirement are as follows:

5 Year Average Compensation	Years of Service
	10	15	20	25	30	35
$ 25,000	$4,625	$6,938	$9,250	$11,563	$12,500	$13,438
$ 50,000	9,341	14,012	18,683	23,353	25,274	27,194
$ 75,000	15,716	23,574	31,433	39,291	43,024	46,757
$100,000	22,091	33,137	44,183	55,228	60,774	66,319
$125,000	28,466	42,699	56,933	71,166	78,524	85,882
$150,000	34,841	52,262	69,683	87,103	96,274	105,444
$175,000	41,216	61,824	82,433	103,041	114,024	125,007
$200,000	47,591	71,387	95,183	118,978	131,774	144,569
$210,000 and above	50,141	75,212	100,283	125,353	138,874	152,394

The estimated annual retirement benefit is based on a straight life annuity assuming full benefit at age 65 with no offsets and covered compensation of $48,696. For a person age 65 in 2005, compensation is currently limited to $210,000 by the Internal Revenue Code of 1986, as amended.

The estimated credited years of service for Messrs. Shearin, Reynolds, James and Blevins are 4, 34, 5, and 5 years, respectively. Mr. Martin joined the Plan as of October 1, 2003 and is credited with 2.25 years of service.

The benefits in the table are calculated on the basis of a 50% joint and survivor annuity, assuming that at retirement, the age of the employee’s spouse is 62. Benefits are not subject to deduction for Social Security offset amounts. Benefits are based on an employee’s salary for the five years that precede retirement.

Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the Company’s executive compensation program and establishes the salaries of the Company’s executive officers. The Compensation Committee consists of only non-employee directors, who are appointed by the Board.

Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value, including annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock options. To this end, the Compensation Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of its shareholders, to encourage support of the Company’s long-term goals, to tie compensation to the Company’s performance and to attract and retain talented leadership.

In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of other Virginia banking companies that compete with the Company. Based on these and other factors which it considers relevant, and in light of the Company’s overall long-term performance, the Committee has considered it appropriate, and in the best interest of the shareholders, to set the overall executive compensation at a level competitive with other Virginia banking companies of similar size to enable the Company to attract, retain and motivate the highest level of executive personnel.

Compensation of Executive Officers

The primary type of compensation provided to the Company’s executive officers is annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions, and annual performance bonuses intended to link officers’ compensation to the Company’s performance. Consistent with its stated philosophy, the Compensation Committee aims to position base salaries for the Company’s executive officers annually at a level competitive with its Virginia peers, with consideration of the performance of the Company, individual performance of each executive and the executive’s scope of responsibility in relation to other officers and key executives within the Company. In selected cases, other factors may also be considered.

The Company’s Annual Incentive Bonus Plan provides for the payment of cash bonuses based on the Company’s performance in relation to predetermined objectives and individual executive performance for the year then ended. Prior to the beginning of the year, the Compensation Committee established objectives related to the Company’s earnings, average asset growth and shareholder value. Based on the Company’s performance during 2005 against these objectives, bonuses were paid under the Annual Bonus Plan as indicated in the Summary Compensation Table.

While annual compensation is the primary type of compensation provided to executive officers, the Company also provides long-term incentive compensation in the form of stock options. The Compensation Committee grants to executive officers options to purchase shares of the Company’s common stock under the Company’s stock option plan that was adopted by the Company in 2000, approved by shareholders in 2001 and amended and restated by the Board and the shareholders in 2003. In 2005, the Compensation Committee granted options to the executives of the Company to purchase an aggregate of 16,862 shares of the Company’s common stock. These options were granted at an exercise price equal to the fair market value of the common stock on July 1, 2005, the date of the grant, and become exercisable four years after the date of the grant and expire ten years from the date of the grant.

Compensation of Chief Executive Officer

During 2005, the Company’s Chief Executive Officer received base annual salary of $248,455 and earned an incentive bonus of $28,906, a 7.1% decrease from the combined amount paid in 2004. During 2005, the Chief Executive Officer received stock options to purchase 4,862 shares of the Company’s common stock as shown on the Summary Compensation Table. The Chief Executive Officer’s compensation is based on a competitive analysis study conducted by an independent consultant and performance. Because performance met a substantial portion, but not all goals for 2005 for board stated critical factors, the Chief Executive Officer’s incentive bonus decreased in 2005 as indicated above and in the Summary Compensation Table.

Each bank subsidiary is responsible for establishing salaries and bonuses for its respective executive officers. The respective boards independently establish executive compensation at levels that are competitive in the markets they serve.

Compensation Committee

Howard R. Straughan, Jr., Chairman

F. L. Garrett, III

Ira C. Harris

Charles R. Revere

Jay T. Thompson

Compensation Committee Interlocks and Insider Participation

During 2005 and up to the present time, there were transactions between the Company’s banking subsidiaries and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the banks in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and the Company’s Board, none of the transactions involved more than the normal risk of collectibility or present other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries or affiliates. No director may serve as a member of the Committee if he is eligible to participate in the 2003 Stock Incentive Plan or was at any time within one year prior to his appointment to the Committee eligible to participate in the 2003 Stock Incentive Plan. Each subsidiary bank has a separate compensation or salary committee for all employees of the bank, including the CEO of that bank.

Employment Contracts and Termination and Change in Control Arrangements

The Company and each of Joe A. Shearin, Joseph H. James and Ronald L. Blevins are parties to an employment agreement entered into as of January 6, 2003, January 8, 2003 and January 13, 2003, respectively. Mr. Shearin’s employment agreement provides for him to serve as President and Chief Executive Officer of the Company and President of Southside Bank and provides for an initial base salary of $188,000. His employment agreement is for a rolling three-year term. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $96,000. Mr. Blevins’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $85,000. The Board of Directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James and Blevins. The employment agreements with Mr. James and Mr. Blevins currently terminate on December 31, 2006; however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time.

The Company’s subsidiary Bank of Northumberland, Inc. executed an employment agreement with Lewis R. Reynolds on August 11, 2004, and subsidiary Hanover Bank executed an employment agreement with William E. Martin, Jr. on March 25, 2004. Mr. Reynolds’ employment agreement provides for him to serve as President and Chief Executive Officer of the Bank of Northumberland, Inc. and provides for an initial base salary of $123,276. Mr. Martin’s employment agreement provides for him to serve as President and Chief Executive Officer of Hanover Bank and provides for an initial base salary of $106,000. The Boards of Directors of Bank of Northumberland, Inc.

and Hanover Bank, respectively, in their discretion, may increase the base salary of each of Messrs. Reynolds and Martin. The employment agreement with Mr. Reynolds currently terminates on December 31, 2007. The employment agreement with Mr. Martin currently terminates on December 31, 2006. On each December 31, the term of the employment agreements with Mr. Reynolds and Mr. Martin will be renewed and extended by one year unless notice of termination has been provided prior to such time.

Each employment agreement may be terminated by the Company or the respective Bank with or without cause. If the officer resigns for “good reason” or is terminated without “cause” (as those terms are defined in the employment agreement), however, he is entitled to salary and certain benefits for the remainder of his contract. If the officer’s employment terminates for good reason or without cause within one year of a change in control of the Company, he will be entitled to severance payments approximately equal to 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). If termination of employment due to a change in control had occurred as of February 28, 2006, Mr. Shearin would have been entitled to severance payments amounting to approximately $708,450; Mr. James would have been entitled to severance payments amounting to approximately $354,999; Mr. Blevins would have been entitled to severance payments amounting to approximately $265,421; Mr. Reynolds would have been entitled to severance payments amounting to approximately $413,437; and Mr. Martin would have been entitled to severance payments amounting to approximately $295,504. Each agreement also contains a covenant not to compete that is in effect while the individual is an officer and employee of the Company and for a 12-month period after the termination of his employment.

Shareholder Return On Investment

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return with that of the S & P 500 Index, the SNL $500M-$1 billion Bank Index, and the SNL Southeast Bank Index, assuming $100 investments in each on December 31, 2000, with dividends reinvested

Eastern Virginia Bankshares, Inc.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Eastern Virginia Bankshares, Inc.	100.00	102.37	133.14	221.29	203.35	171.21
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
SNL $500M-$1B Bank Index	100.00	129.74	165.63	238.84	270.66	282.26
SNL Southeast Bank Index	100.00	124.58	137.62	172.81	204.94	209.78

Transactions with Management

Some of the directors and officers of the Company are at present, as in the past, customers of the Company, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans to directors and executive officers of the Company and its subsidiary banks totaled $14.9 million at December 31, 2005, or 24.1% of the Company’s equity capital at that date.

There were no other transactions during 2005 between the Company’s directors or officers and the Company, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof are a party that is adverse to the Company or any of its subsidiaries or involve a material interest adverse to the Company of any of its subsidiaries.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC AUDITORS

The Board of Directors has, upon recommendation by the Company’s Audit/Risk Management Committee, appointed the firm of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2006. Yount, Hyde & Barbour, P.C. has audited the financial statements of the Company since 1997.

Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

AUDIT INFORMATION

Fees of Independent Registered Public Accounting Firm

Audit Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $109,000 for 2005 and $86,200 for 2004.

Audit Related Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for Federal Home Loan Bank collateral audits and other consulting and research regarding financial accounting and reporting standards that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2005 and December 31, 2004 were $0 and $19,500, respectively. Effective in 2005, the Federal Home Loan Bank removed the requirement that these audits be performed by the Company’s external auditors. Under the new requirements, the Federal Home Loan Bank will perform these audits themselves at their discretion.

Tax Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2005 and December 31, 2004 were $6,500 and $9,400, respectively. During 2005 and 2004, these services included preparation of federal and state income tax returns.

All Other Fees. There were no other fees billed by Yount, Hyde & Barbour, P.C. during the fiscal years ended December 31, 2005 and December 31, 2004.

Independent Public Accountants’ Fee Table

	2005		2004
	Fees	Percentage	Fees	Percentage
Audit fees	$109,000	94.4%	$86,200	74.9%
Audit-related fees	—	0.0%	19,500	16.9%
Tax fees	6,500	5.6%	9,400	8.2%
All other fees	—	0%	—	0%

	$115,500	100%	$115,100	100%

Pre-Approved Services

All services not related to the annual audit and quarterly review of the Company’s financial statements, as described above, were pre-approved by the Audit/Risk Management Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firms’ independence in the conduct of their auditing functions. The Audit/Risk Management Committee’s Charter, which was attached as Appendix A to the 2004 Proxy Statement, provides for pre-approval of audit, audit-related, tax and other services. The Charter authorizes the Audit/Risk Management Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Report of the Audit/ Risk Management Committee

The Audit/Risk Management Committee of the Company consists entirely of directors who meet the independence requirements of the NASDAQ listing standards. The Committee is composed of Chairman Leslie E. Taylor, CPA, F. Warren Haynie, Jr., Charles R. Revere, Howard R. Straughan, Jr. and Ira C. Harris, Ph.D. The Audit/Risk Management Committee operates under a written charter adopted by the Board of Directors.

The Audit/Risk Management Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Board of Directors has determined that Audit/Risk Management Committee Chairman Leslie E. Taylor, CPA, fulfills the applicable standard as an independent financial expert serving on the Audit Committee.

The Audit/Risk Management Committee met a total of 12 times during 2005. During the course of those meetings, the Audit/Risk Management Committee:

1.	Reviewed and discussed with management and the internal auditor the audited financial statements for the year ended December 31, 2005.

2.	Reviewed with the independent auditor the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as currently in effect.

3.	Discussed with the independent auditor the independent auditor’s independence from the Company, including the provision of tax and other non-audit services to the Company and the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, (Communications with Audit Committees) and has concluded that the independent auditor is independent from the Company and its management.

4.	Reviewed and discussed with the independent auditor the overall scope and plans for their respective audits.

5.	Discussed with the Company’s internal auditor, the scope and plans for their internal audit work, and received and discussed regular reports on the status of the audit work completed.

6.	Internal Audit services were provided by Cherry, Bekaert and Holland, LLC on an outsourced basis during 2005. All planned internal audits and objectives of the 2005 Internal Audit Plan were met. In December 2005, the Audit Committee engaged the firm of Fowler and Schinlever, LTD to perform internal audit services for the year 2006. Prior to selecting Fowler and Schinlever, LTD to perform such services, the Committee performed an evaluation of alternative service providers of internal audit services.

7.	Received regular updates on the status of the Company’s successful compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

8.	Monitored on-going “whistleblower” procedures in compliance with Section 301 of the Sarbanes-Oxley Act of 2002.

9.	Provided Board oversight over the establishment of comprehensive risk management programs throughout the organization.

10.	Maintained a direct reporting relationship with the Risk Management Officer of the Company, and received status reports at each meeting related to other on-going risk management activities within the organization, including but not limited to: internal control self-assessment, credit review, compliance, and regulatory activities within the organization.

In reliance on the reviews and discussions referred to above, the Audit/Risk Management Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit/Risk Management Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

This report is submitted on March 2, 2006 by the members of the Audit/Risk Management Committee of the Board of Directors.

The Audit/Risk Management Committee

Leslie E. Taylor, Chairman	Howard R. Straughan, Jr.
F. Warren Haynie, Jr.	Ira C. Harris
Charles R. Revere

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2007 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than November 20, 2006, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company presently anticipates holding the 2007 annual meeting of shareholders on Thursday, April 19, 2007.

The Company’s Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2007 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2007 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2007 annual meeting of shareholders notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2007 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of April 19, 2007 for the 2007 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than February 18, 2007 and no earlier than January 19, 2007.

OTHER MATTERS

THE COMPANY’S 2005 ANNUAL REPORT TO SHAREHOLDERS (“THE ANNUAL REPORT”) WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, AND THE COMPANY’S FINANCIAL STATEMENTS AS FILED WITH THE COMMISSION IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2005 FILED WITH THE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS P.O. BOX 1455, 330 HOSPITAL ROAD, TAPPAHANNOCK, VIRGINIA 22560. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIAL.

☒	PLEASE MARK VOTES	PROXY
	AS IN THIS EXAMPLE	EASTERN VIRGINIA BANKSHARES, INC.

					With-	For All
				For	hold	Except
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.		1. TO ELECT AS DIRECTORS ALL TEN NOMINEES LISTED BELOW.		☐	☐	☐

The undersigned hereby appoint(s) F. Warren Haynie, Jr. and William L. Lewis, jointly and severally, proxies, with full power to act alone, and with full power of substitution to represent the undersigned and to vote, as designated below, all the shares of common stock of Eastern Virginia Bankshares, Inc. that the undersigned would be entitled to vote as of March 8, 2006, at the annual meeting of shareholders to be held on April 20, 2006, at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia, at 4:00 P.M. or any adjournment thereof.

		W. Rand Cook Joe A. Shearin F. Warren Haynie, Jr. J. T. Thompson, III	Charles R. Revere F. Ira C. Harris Leslie E. Taylor	L. Garrett, III Howard R. Straughan, Jr. William L. Lewis
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.      To act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of this Proxy, management has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHARE-HOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

		If you plan to attend the Annual Meeting of Shareholders in person, please indicate the number of individuals planning to attend.			è	☐
Please be sure to sign and date this Proxy in the box below.	Date
_Stockholder sign above ___ Co-holder (if any) sign above_

Please sign exactly as stock is registered. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

EASTERN VIRGINIA BANKSHARES, INC.

c/o Registrar and Transfer

10 Commerce Drive

Cranford, NJ 07016

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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